Exhibit 10.1 The Lilly Director’s Deferral Plan, as amended

ELI LILLY AND COMPANY

THE LILLY DIRECTORS' DEFERRAL PLAN
(as Amended and Restated Effective May 27, 2026)

Preamble

The Lilly Directors’ Deferral Plan has been established by the Company for the purpose of providing an opportunity for Directors of the Company who are not salaried employees of the Company to voluntarily defer receipt of some or all of their meeting fees and retainer and to share in the long-term growth of the Company by acquiring, on a deferred basis, an ownership interest in the Company. Subject to adjustment as provided in Section 5(f), and contingent upon receiving approval of the Company’s shareholders, effective January 1, 2017, the aggregate number of shares of Eli Lilly and Company common stock that may be issued or transferred under this Plan is 1,500,000. For the period beginning April 29, 2003, and ending December 31, 2016, the aggregate number of authorized shares was 750,000. Shares issued under the Plan may be authorized and unissued shares or treasury shares.
    The Plan constitutes a plan of unfunded deferred compensation and is intended to comply with the requirements of Section 409A. Notwithstanding any other provision of this Plan, this Plan shall be interpreted, operated and administered in a manner consistent with these intentions.
For the rules that apply to the distribution of amounts that are grandfathered for purposes of application of Section 409A (i.e., amounts deferred and applicable earnings under the Plan prior to 2005), see Appendix A.

This amendment and restatement of the Plan is effective January 1, 2025.

Section 1.    Definition of Terms

The following terms used in the Plan shall have the meanings set forth below:
(a)    “Account” means one or more deferred compensation accounts maintained for each Participant under the Plan. A Participant’s Account shall consist of a Deferred Compensation Account and the Deferred Stock Account as described in Section 5 hereof.
(b)    “Annual Allocation Date” means the date as of which the annual allocation of Shares described in Section 5(c) is credited to the Deferred Stock Account, which shall be as soon as administratively feasible after the Annual Valuation Date, but in no event later than the last Business Day in November of the applicable Plan Year.
(c)    “Annual Valuation Date” means the Valuation Date in November of each Plan Year, on which the annual allocation of Shares referenced in Section 5(c) is valued.
(d)    “Beneficiary” means the person or persons who are designated by the Participant or are otherwise entitled to receive benefits under the Plan in the event of the Participant’s death, as provided in Section 6(d) hereof.
(e)    “Board” means the Board of Directors of the Company.
(f)     “Business Day” means a day on which the Company’s corporate headquarters are open for regular business.
(g)     “Code” means the Internal Revenue Code of 1986, as amended.
(h)     “Company” means Eli Lilly and Company, an Indiana corporation.
(i)     “Deferral Amount” means the amount of a Participant’s Monthly Compensation that is elected by a Participant for deferral under the Plan.
(j)    “Deferred Compensation Account” means the bookkeeping account described in Section 5(a)(i). A sub-account shall be established within the Deferred Compensation Account for each Plan Year in which a Deferred Stock Participant elects to defer compensation into the Deferred Compensation Account in accordance with Section 4(a).

(k)    “Deferred Stock Account” means the bookkeeping account described in Section 5(a)(ii). A sub-account shall be established within the Deferred Stock Account for each Plan Year in which a Deferred Stock Participant elects to defer compensation into the Deferred Stock Account in accordance with Section 4(a) or receives allocations of Shares under Section 5, to hold the Shares allocated during such Plan Year.
(l)    “Deferred Stock Participant” means a Director who is not a salaried employee of the Company.
(m)    “Director” means a member of the Board of Directors of the Company.
(n)     “Dividend Payment Date” means the date as of which the Company pays a cash dividend on Shares.
(o)    “Dividend Record Date” means the date established by the Board of Directors as the record date for determining shareholders entitled to the dividend with respect to any Dividend Payment Date.
(p)    “Election Form” means the written or electronic form or forms provided by the Plan Administrator and completed by the Participant specifying the Participant’s election to defer Monthly Compensation pursuant to Section 4 and setting forth the Participant’s Beneficiary designation and the terms of distribution of the Participant’s Deferred Compensation Account and/or Deferred Stock Account pursuant to Section 6.
(q)    “Investment Election Form” means the form provided to the Participant by the Plan on which the Participant specifies the Investment Funds in which the Participant’s Account(s) are to be deemed to be invested.
(r)    “Investment Fund(s)” means one or more of the funds selected by the Plan Administrator pursuant to Section 5(e).
(s)    “Monthly Compensation” means the monthly retainer and the aggregate of all other fees and retainers, including, but not limited to, meeting fees, committee fees and committee chairperson fees to which a Director is entitled for services rendered to the Company as a Director during the month, as established from time to time by resolution of the Board of Directors. For avoidance of doubt, Monthly Compensation does not include stock options granted to Directors or the Shares allocated pursuant to Section 5 of this Plan.
(t)    “Monthly Deferral Participant” means a Director who is not a salaried employee of the Company and who elects to defer all or part of his or her Monthly Compensation pursuant to the Plan in accordance with Section 4 hereof.
(u)    “Participant” means any current or former Director with an outstanding Account balance in the Plan.
(v)    “Plan” means The Lilly Directors’ Deferral Plan, as amended and restated herein.
(w)    “Plan Administrator” means the Directors and Corporate Governance Committee of the Board of Directors, or any successor committee of the Board of Directors that is charged with matters relating to the compensation of non-employee directors. Except with respect to Section 5(f) of this Plan, the Plan Administrator may at its discretion delegate any of its responsibilities to one or more individuals provided that such delegation is in accordance with applicable laws.
(x)    “Plan Year” means the calendar year from January 1 through December 31 with respect to which compensation eligible for deferral under the Plan is earned.
(y)    “Rate of Return” means, for each Investment Fund, an amount equal to the net gain or net loss (expressed as a percentage) on the assets of that Investment Fund.

(z)    “Section 409A” means section 409A of the Code and the Treasury regulations and other official guidance promulgated thereunder.
(aa)    “Separation from Service” means a “separation from service” within the meaning of Section 409A.
(bb)    "Share” means a share of common stock of the Company.
(cc)    “Unforeseeable Emergency” means a severe financial hardship of a Participant resulting from an illness or accident of such Participant or Beneficiary, such Participant’s spouse or a dependent (as defined in section 152(a) of the Code) of such Participant, loss of such Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of such Participant, each as determined in the manner consistent with Section 409A, and any other event or circumstance within the meaning of the term “unforeseeable emergency” under Section 409A.

(dd)    “Valuation Date” means for any month, the third Monday of the month, or if Shares are not traded on the New York Stock Exchange on such third Monday, the next day on which Shares are traded on the New York Stock Exchange.
Section 2.    Plan Administrator
(a)    Authority. The Plan Administrator shall have full authority to administer the Plan in accordance with its terms and to exercise all responsibilities and authorities as provided herein, including the discretionary authorities to determine the terms and conditions of deferrals of compensation under the Plan, to determine the terms and conditions of crediting to and distributing from Accounts under the terms of the Plan, and to adopt such rules and regulations for administering the Plan as it may deem necessary or appropriate. The Plan Administrator has the discretionary authority to interpret and construe all provisions of the Plan, to remedy possible ambiguities, inconsistencies, or omissions under the Plan, and to resolve all questions of fact arising under the Plan. The decisions of the Plan Administrator shall be final, binding and conclusive on all parties. No member of the Board, the Plan Administrator nor any officers of the Company shall have any liability for any action or determination taken under the Plan.
(b)    Delegation. The appropriate officer(s) of the Company as designated by the Plan Administrator are authorized to act on behalf of the Plan Administrator for the day-to-day administration of the Plan, subject to the authority of the Plan Administrator.
Section 3.    Participation
The Plan Administrator may require a Participant to comply with such terms and conditions as the Plan Administrator may specify in order for the Participant to participate in the Plan.
Section 4.    Elections to Participate
(a)    Deferral Elections. A Monthly Deferral Participant in the Plan may file an Election Form with the Plan Administrator on or before the date specified in accordance with Section 4(c) hereof. The Election Form shall permit the Monthly Deferral Participant to specify the Deferral Amount, subject to a minimum annual Deferral Amount of five thousand dollars ($5,000), for the deferral of Monthly Compensation, or such amounts as may be specified by the Plan Administrator in its sole discretion, and whether such Deferral Amount shall be credited in cash to his or her Deferred Compensation Account or in Shares to his or her Deferred Stock Account, pursuant to Section 5(a) hereof. The Election Form shall also set forth the terms of distribution of the Participant’s Account in accordance with Section 6 hereof and the Participant’s Beneficiary designation. All elections to defer compensation under the Plan are irrevocable, and no changes to any Election Form delivered to the Plan Administrator shall be permitted, except as specifically provided under the terms of the Plan.
(b)    Maximum Deferrals. A Monthly Deferral Participant may elect a Deferral Amount of up to 100% of the Participant’s Monthly Compensation for a Plan Year. One hundred percent (100%) of any annual allocation of Shares earned pursuant to Section 5(c) will be automatically credited to a Deferred Stock Participant’s Deferred Stock Account.
(c)    Timing and Effect of Elections. Unless otherwise specified by the Plan Administrator in accordance with the requirements of Section 409A, deferral elections on an Election Form shall be made:
(i)    In the case of Monthly Compensation or an annual Share allocation not qualifying as “performance-based compensation” within the meaning of Section 409A, prior to the beginning of the Plan Year with respect to which the compensation is earned; and
(ii)    In the case of Monthly Compensation or an annual Share allocation which the Plan Administrator has determined qualifies as “performance-based compensation” within the meaning of Section 409A, no later than June 30th of the applicable Plan Year with respect to which the compensation is earned.
Deferral elections shall apply to Monthly Compensation and annual Share allocations with respect to the Plan Year for which the elections are made. Participants will be required to make deferral elections for future Plan Years at such times to be specified by the Plan Administrator in accordance with the foregoing. If a Participant does not file an Election Form with the Plan Administrator on or before the deadline established by the Plan Administrator for deferral elections for a Plan Year, a Participant will be deemed not to have elected to defer Monthly Compensation for such Plan Year, as applicable. Notwithstanding the foregoing, in the first year in which an individual who is newly elected or appointed to serve as a Director becomes eligible to participate in the Plan, such individual may, not later than thirty (30) days after the date he or she becomes eligible to participate in the Plan, elect in accordance with the preceding provisions of this Section 4, to defer the receipt of Monthly Compensation and set forth the terms of distribution of the individual's Account with respect to services to be performed after the filing of the election with the Company.

Section 5.    Accounts and Interest Credits
(a)    Participant Accounts. Accounts shall be maintained for each Participant under the Plan:
(i)    Deferred Compensation Account – The Company shall maintain a Deferred Compensation Account in the name of each Monthly Deferral Participant who elects to have a Deferral Amount credited in cash pursuant to Section 4 hereof for a given Plan Year. The Deferred Compensation Account shall be denominated in U.S. dollars, rounded to the nearest whole cent. For each month, Deferral Amounts allocated to a Deferred Compensation Account shall be credited to the Deferred Compensation Account as of the last Business Day of the month.
(ii)    Deferred Stock Account – The Company shall maintain a Deferred Stock Account for each Deferred Stock Participant and for each Monthly Deferral Participant who elects to have a Deferral Amount credited in Shares. The Deferred Stock Account shall be denominated in Shares and maintained in fractions rounded to such level as determined by the Company, but in no event fewer than three (3) decimal places. Deferral Amounts intended to be allocated to a Deferred Stock Account shall be credited on a monthly basis, as soon as administratively feasible following the Valuation Date for the applicable month, but in no event later than the last Business Day of such month. The annual allocations of Shares for Deferred Stock Participants described in section (c) below shall be credited to the applicable Deferred Stock Account on the Annual Allocation Date. Shares and, if necessary, fractional Shares, shall be credited based upon the closing price of Shares on the New York Stock Exchange on the Valuation Date for that month. Notwithstanding any other provision of the Plan, Shares allocated to a Deferred Stock Account shall be hypothetical and not issued or transferred by the Company until payment is made pursuant to Section 6 hereof.
A Participant’s Account shall consist of book entries only and shall not constitute a separate cash or Share fund or other asset held in trust or as security for the Company’s obligation to pay the amount of the Account to the Participant. The balance of a Participant’s Account shall be adjusted pursuant to this Section 5 and reduced by the amount of applicable tax withholding, distributions and expenses. A Participant’s Account may include sub-accounts as the Company considers necessary or advisable for purposes of maintaining a proper accounting of amounts credited or debited for a Participant under the Plan. A Participant shall receive or have on-line access to a statement of such Participant’s Account no less frequently than once a year following the end of each Plan Year.
(b)    Crediting of Deferral Amount. A Participant who has filed an Election Form with the Plan Administrator for the deferral of Monthly Compensation with respect to a Plan Year shall have the Deferral Amount deducted from the applicable compensation and credited to the Participant’s appropriate Account under the Plan. The Deferral Amount so credited shall be reduced by applicable tax withholding, distributions and expenses.
(c)    Annual Share Allocation. On the Annual Allocation Date of each Plan Year, there shall be allocated to the Deferred Stock Account of each person who (i) is a Deferred Stock Participant on the Annual Valuation Date of that Plan Year or (ii) was a Deferred Stock Participant at any time subsequent to the last Annual Valuation Date, as part of his or her compensation for service on the Board of Directors, the number of Shares specified from time to time by resolution of the Board of Directors. This allocation shall in no event be more than the lesser of (i) 7,500 Shares or (ii) the number of Shares equal in value to $800,000 minus the director’s total cash compensation for the Plan Year (including for this purpose, but not limited to, any cash compensation deferred into this Plan pursuant to an election under Section 4(a) above), as of the Annual Valuation Date.
(d)    Pre-2025 Interest Credit. Participant Deferred Compensation Accounts shall be credited with interest computed each Plan Year or portion thereof at a rate equal to 120% of the long-term applicable federal rate, with monthly compounding (as prescribed under section 1274(d) of the Code), as in effect for the month of December for the immediately preceding Plan Year through December 31, 2024 (the “Pre-2025 Interest Credit”). The Pre-2025 Interest Credit accrues on Deferral Amounts deferred by a Participant in their Deferred Compensation Accounts through December 31, 2024, and prior earnings thereon of, credited daily to such accounts (the “Pre-2025 Account”). Unless a Participant submits an election contemplated in section 5(f) upon an earlier date, his or her Pre-2025 Account shall continue to accrue the Pre-2025 Interest Credit until December 31, 2027.
(e)    Post-2024 Investment Fund(s). The Plan Administrator shall make available investment options (the “Investment Fund(s)”) that serve as benchmark funds under the Plan after January 1, 2025 (the “Post-2024 Investment Fund(s)”). A Participant’s Account shall not actually be invested in the Investment Funds and the

Participant shall not be considered a shareholder of any of the Investment Funds he or she selects by virtue of participation in the Plan. Instead, the Participant shall be considered invested in, and his or her Deferral Amounts deferred after January 1, 2025 shall reflect such Investment Fund’s Rate of Return (the “Post-2025 Account”). A Participant’s election of investments shall be subject to the following rules:
(i) Participants shall make their investment elections on an Investment Election Form provided by the Plan Administrator (an “Investment Election”).
(ii) The Investment Election Form completed by the Participant shall apply only to the Deferral Amount being deferred in a single Plan Year and shall specify the Investment Funds in which the deferrals for each such Plan Year are to be deemed to be invested, and the portion (expressed in whole percentage increments) of the deferrals for such Plan Year that are to be deemed to be invested in each such Investment Fund, and shall continue in effect until revoked or changed as permitted by the Plan Administrator.
(f)    Pre-2025 Account Transition. On or before December 31, 2027, a Participant must complete an Investment Election Form to select an Investment Fund(s) to apply to his or her Pre-2025 Account as of first day of the following Plan Year. After making such election, a Participant is not permitted to revert to the Pre-2025 Interest Credit earnings method on his or her Pre-2025 Account. Notwithstanding the foregoing, if a Participant does not complete an Investment Election Form for his or her Pre-2025 Account by December 31, 2027, his Pre-2025 Account will be transferred to the Plan’s stable value Investment Fund on January 1, 2028.
(g)    Cash Dividends. Cash dividends paid on Shares shall be deemed to have been paid on the Shares allocated to each Participant’s Deferred Stock Account as if the allocated Shares were actual Shares issued and outstanding on the Dividend Record Date. An amount equal to the amount of such dividends shall be credited in Shares to each Deferred Stock Account as of the last Business Day of each month in which a Dividend Payment Date occurs, based upon the closing price for Shares on the New York Stock Exchange on the Valuation Date for that month.
(h)    Capital Adjustments. The number of Shares referred to in the Preamble and Section 5 hereof and the number of Shares allocated to each Deferred Stock Account shall be adjusted by the Plan Administrator, in the event of any subdivision or combination of Shares or any stock dividend, stock split, reorganization, recapitalization, or consolidation or merger with the Company as the surviving corporation, or if additional shares or new or different shares or other securities of the Company or any other issuer are distributed with respect to Shares through a spin-off or other extraordinary distribution.
(i)    Vesting of Accounts. A Participant is fully vested in his or her Account.
Section 6.    Distribution of Accounts
(a)    Distribution upon Separation from Service. A Participant shall specify on an Election Form the manner in which the amounts deferred in the Deferred Compensation Account and the Deferred Stock Account, as applicable, for a Plan Year (and earnings thereon) shall be distributed from the Participant’s Account upon the Participant’s Separation from Service. All elections are irrevocable, and no changes shall be permitted to any Election Form delivered to the Plan Administrator, except as specifically provided under the terms of the Plan. A Participant may elect, to the extent permitted by the Plan Administrator and set forth on the Election Form, that such portion of the Account be distributed upon a Participant’s Separation from Service either in:
(i)    Lump Sum payment in January of the second Plan Year following the Plan Year in which the Participant's Separation from Service occurs; or
(ii)    Annual Installment payments over a period of two (2) to ten (10) years commencing in January of the second Plan Year following the Plan Year in which the Participant's Separation from Service occurs, with subsequent installment payments to be made in each January within the applicable period.
If a Participant fails to make a timely payment election on the Election Form for a Plan Year, the amounts deferred in the Deferred Compensation Account and the Deferred Stock Account, as applicable, for such Plan Year (and earnings thereon) shall be distributed in a lump sum in accordance with Section 6(a)(i) hereof.
(b)    Form of Distributions. All distributions of a Participant’s Deferred Compensation Account under the Plan shall be made in cash. Except as provided in Section 6(f), all distributions of a Participant’s Deferred Stock Account shall be paid in Shares, at which time the Shares shall be issued or transferred from the books of the Company to the Participant. All Shares to be issued or transferred hereunder may be newly issued or treasury shares. Fractional Shares shall not be issued or transferred to a Participant, provided that in the case of a final payment under the Plan with respect to a Participant, any fraction remaining in the Participant’s Deferred Stock

Account shall be rounded up to the next whole Share and that number of whole Shares shall be issued or transferred. The value of the Deferred Stock Account is calculated with reference to the closing price of Shares on the last trading day of the prior Plan Year.
(c)    Distribution of Account. The Company shall distribute amounts from the Participant’s Deferred Compensation Account and the Deferred Stock Account in the manner and on the date(s) applicable under this Section 6. If the payment option described in Section 6(a)(i) hereof is applicable, the amount of the lump sum shall be calculated using the valuation of the applicable portion of the Participant’s Account as of the December 31 preceding the date of the payment. If the payment option described in Section 6(a)(ii) hereof is applicable, the amount of each installment shall be calculated using the valuation of the applicable portion of the Participant’s Account as of the December 31 preceding the date of the installment payment divided by the number of installment payments that have not yet been made.
(d)    Distribution upon Death. Notwithstanding any election made by a Participant or any other provision of this Section 6 to the contrary, if a Participant dies before full distribution of his or her Account balance, any remaining balance shall be distributed to the Participant’s Beneficiary in a lump sum within 90 days following the date of the Participant’s death. The amount of such lump sum distribution shall be calculated using the valuation of the Participant's Account as of the date preceding the date of distribution. Any payment required to be made to a Participant under the Plan that cannot be made due to the Participant’s death shall be made to the Participant’s Beneficiary, subject to applicable law. Each Participant shall have the right to designate one or more Beneficiaries, and to change a Beneficiary designation, from time to time by filing a written notice with the Plan Administrator. In the event that a Beneficiary does not survive the Participant and no successor Beneficiary is selected, or in the event no valid Beneficiary designation has been made, the Participant’s Beneficiary shall be the Participant’s estate.
(e)    Unforeseeable Emergency. Upon the written request of a Participant, the Plan Administrator may permit the Participant to withdraw some or all of the Participant’s Account for the purpose of enabling the Participant to meet the immediate needs created by an Unforeseeable Emergency. The circumstances that will constitute an Unforeseeable Emergency will depend upon the facts of each case, but in any case, the amounts distributed with respect to an Unforeseeable Emergency shall not exceed the amounts necessary to satisfy such Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise, by liquidation of the Participant’s assets, to the extent that the liquidation of such assets would not itself cause severe financial hardship, or by cessation of deferrals under the Plan.
(f)    Payment of Cash in Lieu of Shares. If at any time the Plan Administrator determines that payment of Shares to a Participant (or a Participant’s Beneficiary) or the ownership or subsequent disposition of such Shares by such Participant or Beneficiary may violate or conflict with any applicable law or regulation, the Plan Administrator shall pay all or a portion of the Participant’s Deferred Stock Account in cash.
(g)    Withholding Taxes. All distributions of a Participant’s Account under the Plan shall be subject to income tax and other withholdings that the Plan Administrator deems necessary or appropriate, and the Plan Administrator may reduce the amount credited to any Participant’s Account to the extent it deems necessary to satisfy tax withholding requirements. Participants or Beneficiaries receiving distributions under the Plan shall bear all taxes on amounts paid under the Plan to the extent that taxes are not withheld thereon, irrespective of whether withholding is required.
Section 7.    Administrative Matters
(a)    Claims Procedure. Any person making a claim for benefits hereunder shall submit the claim in writing to the Plan Administrator. If the Plan Administrator denies the claim in whole or in part, it shall issue to the claimant a written notice explaining the reason for the denial and identifying any additional information or documentation that might enable the claimant to perfect the claim. The claimant may, within sixty (60) days of receiving a written notice of denial, submit a written request for reconsideration to the Plan Administrator, together with a written explanation of the basis of the request. The Plan Administrator shall consider any such request and shall provide the claimant with a written decision together with a written explanation thereof. No legal action may be commenced or maintained against the Plan more than one year after the Plan Administrator wholly or partially denies, or is deemed to have wholly or patially denied, a claim for Plan benefits. All interpretations, determinations, and decisions of the Plan Administrator in respect of any claim shall be final, binding and conclusive.
(b)    Incapacity. If the Plan Administrator determines that any person entitled to benefits under the Plan is unable to care for his or her affairs because of illness, accident or other physical and mental incapacity, any payment due (unless a duly qualified guardian or other legal representative has been appointed) may be paid consistent with the terms described herein for the benefit of such person to such person’s spouse, parent, brother, sister, adult child or other party deemed by the Plan Administrator in its sole discretion to ensure proper care for such person.
(c)    Inability to Locate. If the Plan Administrator is unable to locate a person to whom a payment is due under the Plan for a period of twelve (12) months, commencing with the first day of the month as of which the payment becomes payable, the total amount payable to such person shall be forfeited.
(d)    Liability. Any decision made or action taken by the Board of Directors, the Plan Administrator, or any employee of the Company or any of its subsidiaries, arising out of or in connection with the construction, administration, interpretation, or effect of the Plan, shall be absolutely discretionary, and shall be conclusive and binding on all parties. Neither the Plan Administrator nor a member of the Board of Directors and no employee of the Company or any of its subsidiaries shall be liable for any act or action hereunder, whether of omission or commission, by any other member or employee or by any agent to whom duties in connection with the administration of the Plan have been delegated or, except in circumstances involving bad faith, for anything done or omitted to be done.
(e)    Notices. No notice, election or communication in connection with the Plan made or submitted by any Participant, claimant or other person shall be effective unless duly executed and filed with the Plan Administrator (including any of its representatives, agents, or delegates) in the form and manner required by the Plan Administrator.
(f)    Waiver. No term, condition, or provision of the Plan shall be deemed waived unless the purported waiver is in writing signed by the Plan Administrator. No waiver signed by the Plan Administrator shall be deemed a continuing waiver unless so specifically stated in the writing, and any such waiver shall operate only for the stated period and only as to the specific term, condition, or provision waived, and shall apply only to the individual or individuals seeking the waiver.
Section 8.    Unfunded Status
All Accounts and all rights of Participants to benefits under the Plan are unfunded obligations of the Company. Plan benefits shall be paid from the general assets of the Company, and Participants shall have the status of an unsecured general creditor of the Company with respect to all interests under the Plan. The Plan is a plan of unfunded deferred compensation. Notwithstanding the foregoing, the Company may, but shall not be required to, establish a trust or other funding vehicle under the Plan that does not affect the Plan’s status as a Plan of unfunded deferred compensation.
Section 9.    Nontransferability; Successors
No interest of any person in, or right to receive a distribution under, the Plan shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind; nor may such interest or right to receive a distribution be taken, either voluntarily or involuntarily for the satisfaction of the debts of, or other obligations or claims against, such person.
The obligations of the Company under the Plan will be binding upon the Company’s successors, transferees and assigns.
Section 10.    Limitation of Rights
Nothing in the Plan shall confer upon any Participant the right to continue to serve as a Director of the Company or to serve in the capacity in which the Participant is employed by the Company. Nothing in the Plan shall be interpreted as creating a right of a Participant to receive any compensation or benefit from the Company. A Participant shall have no rights as a shareholder of the Company with respect to any Shares until the Shares are issued or transferred to the Participant on the books of the Company.
Section 11.    Enforceability and Governing Law
To the extent not preempted by federal law, the Plan shall be construed, administered and enforced in accordance with the laws of the State of Indiana, regardless of the law that might otherwise govern under applicable principles or provisions of choice or conflict of law doctrines. To the extent that any provision of the Plan or portion thereof shall be found to be invalid or unenforceable, such provision or portion of the Plan shall be considered deleted herefrom and the remainder of such provision and the Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein. In addition, the remainder of the Plan shall be unaffected and shall continue in full force and effect.
Section 12.    Forum Selection

To the fullest extent permitted by law, any action brought in whole or in part relating to the Plan the lawfulness of any Plan provision, the administration of the Plan, or the performance or non-performance of the Plan’s administrators and fiduciaries, shall be filed in one of the following jurisdictions: (i) the jurisdiction in which the Plan is principally administered, which is currently the United States District Court for the Southern District of Indiana; or (ii) in the case of a putative class action, the jurisdiction in which the largest number of putative class members resides (or if that jurisdiction cannot be determined, the jurisdiction in which the largest number of class members is reasonably believed to reside).
If any action is filed in a jurisdiction other than one of those described above, then the Plan, all parties to such action that are related to the Plan (such as a Plan fiduciary, administrator or party in interest) and all alleged Plan Participants and Beneficiaries shall take all necessary steps to have the action removed to, transferred to or re-filed in a jurisdiction described above. Such steps may include, but are not limited to, (i) a joint motion to transfer the action; or (ii) a joint motion to dismiss the action without prejudice to its re-filing in a jurisdiction described above, with any applicable time limits or statutes of limitations applied as if the suit or class action allegation had originally been filed or asserted in a jurisdiction described above at the same time that it was filed or asserted in a jurisdiction not described therein.
This forum selection provision is waived, with respect to an action, if no party invokes it within 120 days of the filing of an action. This provision does not relieve any claimant from any obligation existing under the Plan or by law to exhaust administrative remedies before initiating litigation.
Section 13.    Scrivener’s Errors
The Plan shall be applied and interpreted without regard to any scrivener's error in this instrument. The determination whether a scrivener's error has occurred shall be made by the Plan Administrator in the exercise of the Plan Administrator’s best judgment and sole discretion, based on the Plan Administrator’s understanding of the intent of the Company as settlor of the Plan, and taking into account such evidence, written or oral, as the Plan Administrator deems appropriate or helpful. The Plan Administrator is authorized to correct any scrivener's errors the Plan Administrator discovers in this instrument, retroactively or prospectively.
Section 14.    Rules of Construction
For purposes of the Plan, unless the contrary is clearly indicated by the context:
(a)    the use of the masculine gender in this Plan shall also include within its meaning the feminine gender and vice versa;
(b)    the use of the singular shall also include within its meaning the plural and vice versa;
(c)    the word "include" shall mean to include, but not to be limited to;
(d)    any reference to a statute or section of a statute shall further be a reference to any successor or amended statute or section, and any regulations or other guidance of general applicability issued thereunder;
(e)    the title of an officer, employee, or entity used in this Plan means the respective officer, employee, or entity of Eli Lilly and Company and means any successor title to such position as such title may be changed from time to time;
(f)    references to the Plan Administrator, or other named fiduciary, officer or employee of the Company, or other person or entity with responsibility or authority under the Plan shall include delegates (if any) of such entity or person, with respect to such entity's or person's delegated responsibilities; and
(g)    the captions and headings of each article, section, paragraph, and other provision of the Plan are for convenience and reference only and are not to be considered in interpreting the terms and conditions of the Plan.
Section 15.    Effective Date; Amendment and Termination
The Plan, as amended and restated, shall become effective for deferrals on and after January 1, 2025, and for each Plan Year thereafter until terminated by the Board. The Board may amend or terminate the Plan at any time and in any manner; provided that no amendment or termination shall reduce the amount credited to a Participant’s Account at the time of any such amendment or termination, and no amendment shall be effective that shall cause the Plan to fail to meet the requirements of Section 409A. Upon termination of the Plan in accordance with the requirements of Section 409A, (i) all future deferrals of compensation will cease, (ii) all Plan Accounts will continue to receive interest credits (or be invested) as permitted under the Plan, and (iii) all Plan Accounts will be distributed in accordance with the Participant’s elections under the provisions of the Plan, unless the Company determines in its sole discretion that all such amounts shall be distributed upon termination in accordance with the requirements of Section 409A.

APPENDIX A

GRANDFATHERED AMOUNTS

    Distribution of amounts that were earned and vested (within the meaning of Section 409A) under the Plan prior to 2005 (and earnings thereon) and are exempt from the requirements of Section 409A shall be made in accordance with the Plan terms as in effect on January 1, 2004, as attached below.

THE LILLY DIRECTORS' DEFERRAL PLAN
(As amended and restated through January 1, 2004)

Section 1. Establishment of the Plan and Shares Available.

1.1. Establishment of Plan. This Plan was established effective January 1, 1996, to permit Directors of the Company who are not salaried employees of the Company to voluntarily defer receipt of some or all of their meeting fees and retainer and to share in the long-term growth of the Company by acquiring, on a deferred basis, an ownership interest in the Company. This amended and restated Plan is effective January 1, 2004.

1.2. Shares Available. Subject to adjustment as provided in Section 7.5, the aggregate number of shares of Eli Lilly and Company common stock that may be issued or transferred under this Plan after April 28, 2003, is 750,000. The shares may be authorized and unissued shares or treasury shares.

Section 2. Definitions.

The following terms shall have the definitions set forth in this Section 2:

2.1. Annual Allocation Date. The last Business Day in November of each calendar year, or such other annual date, not earlier than the third Monday in February, established by the Committee as the date as of which Shares are allocated to each Share Account in accordance with Section 6.

2.2. Beneficiary. The beneficiary or beneficiaries (including any contingent beneficiary or beneficiaries) designated pursuant to subsection 8.3 hereof.

2.3 Business Day. A day on which the Company’s corporate headquarters are open for regular business.

2.4. Board of Directors. The Board of Directors of the Company.

2.5. Committee. The Directors and Corporate Governance Committee of the Board of Directors, or any successor committee of the Board of Directors that is charged with matters relating to the compensation of non-employee directors.

2.6. Company. Eli Lilly and Company.

2.7. Company Credit. For any calendar year or part thereof, an amount computed, and credited annually to a Participant's Deferred Compensation Account at an annual rate that is equal to one hundred twenty percent (120%) of the applicable federal long-term rate, with compounding (as prescribed under Section 1274(d) of the Internal Revenue Code) that was in effect for the month of December immediately preceding the calendar year.

2.8. Deferred Amount. The amount of a Monthly Deferral Participant's Monthly Compensation that the Participant elects to defer in accordance with Section 4 hereof.

2.9. Deferred Stock Participant. A Director who is not, and for the preceding 12 months has not been, a salaried employee of the Company and who becomes a Participant in the Plan in accordance with Section 3 hereof.

2.10. Director. A member of the Board of Directors.

2.11. Dividend Payment Date. The date as of which the Company pays a cash dividend on Shares.

2.12. Dividend Record Date. With respect to any Dividend Payment Date, the date established by the Board of Directors as the record date for determining shareholders entitled to the dividend.

2.13. Individual Accounts or Accounts. The separate accounts (the Deferred Compensation Account and the Share Account) described in Section 7 hereof. When used in the singular, the term shall refer to one of these two accounts, as the context requires.

2.14. Monthly Compensation. For any month, the monthly retainer and the aggregate of all meeting fees, committee fees and committee chairperson fees to which a Director is entitled for services rendered to the Company as a Director during the month, as established from time to time by resolution of the Board of Directors. For avoidance of doubt, Monthly Compensation does not include stock options granted to Directors or the Shares allocated pursuant to Section 6 of this Plan.

2.15. Monthly Deferral Participant. A Director who is not a salaried employee of the Company and who has elected to defer all or part of his or her Compensation pursuant to the Plan in accordance with Section 4 hereof.

2.16. Participant. A Director who is a Deferred Stock Participant, a Monthly Deferral Participant, or both.

2.17. Plan. The Lilly Directors' Deferral Plan, as set forth herein and as it may be amended from time to time.

2.18. Share. A share of common stock of the Company.

2.19. Valuation Date. For any month, the third Monday of the month, or if Shares are not traded on the New York Stock Exchange on such third Monday, the next day on which Shares are traded on the New York Stock Exchange.

Section 3. Deferred Stock Participants.

Each Director who participated in The Lilly Non-Employee Directors' Deferred Stock Plan immediately before the effective date of this Plan shall continue as a Deferred Stock Participant on such effective date, and all elections in effect under The Lilly Non-Employee Directors' Deferred Stock Plan shall remain in effect under this Plan, unless and until amended in accordance with this Plan. Thereafter, each person who becomes a Director, and who is not, and for the preceding 12 months has not been, a salaried employee of the Company, shall become a Deferred Stock Participant.

Section 4. Monthly Deferral Participants.

Each Director who participated in The Lilly Directors' Deferred Compensation Plan immediately before the effective date of the Plan shall continue as a Monthly Deferral Participant on such effective date, and all elections in effect under The Lilly Directors' Deferred Compensation Plan shall remain in effect under this Plan, unless and until amended in accordance with this Plan. Prior to the beginning of each calendar year, any Director who is not a salaried employee of the Company may defer the receipt of Monthly Compensation to be earned by the Director during such year by filing with the Company a written election that:
(i) defers payment of a designated amount (of one Thousand Dollars ($1,000) or more) or percentage of his or her Monthly Compensation for services attributable to the following calendar year or portion thereof (the "Deferred Amount");

(ii) specifies the payment option selected by the Participant pursuant to subsection 8.2 hereof for such Deferred Amount; and

(iii) specifies the option selected by the Participant pursuant to Section 5 hereof for such Deferred Amount.

The amount deferred may not exceed the Director's aggregate Monthly Compensation for the calendar year. Notwithstanding the foregoing, any individual who is newly elected or appointed to serve as a Director may, not later than thirty (30) days after his election or appointment becomes effective, elect in accordance with the preceding provisions of this Section 4, to defer the receipt of Monthly Compensation earned during the portion of the current calendar year that follows the filing of the election with the Company. Except as provided in subsections 8.2 and 8.4 hereof, any elections made pursuant to this Section 4 with respect to a calendar year shall be irrevocable when made. If a Participant fails to make an election under section 5 with respect to his or her Deferred Amount for a future calendar year, the Participant's previous election shall remain in effect, provided that the Participant may amend his or her election with regard to a future calendar year at any time.

Section 5. Form of Deferred Compensation Credits.

5.1. Deferred Compensation Account. Except with respect to Deferred Amounts which a Monthly Deferral Participant elects to have credited in Shares in accordance with subsection 5.2 hereof, the Deferred Amount shall be denominated in U.S. dollars and credited to the Participant's Deferred Compensation Account pursuant to subsection 7.1 hereof.

5.2. Shares. Prior to the beginning of each calendar year, a Monthly Deferral Participant may elect to have all or a percentage of the Deferred Amount for the following calendar year credited in Shares and allocated to the Participant's Share Account pursuant to subsection 7.2 hereof.

Section 6. Annual Allocations to Share Accounts.

6.1. Annual Allocation of Shares. As of the Annual Allocation Date of each calendar year, there shall be allocated to the Share Account (as described in Section 7.2 below) of each Deferred Stock Participant who is a Director on that date, as part of his or her compensation for service on the Board of Directors, seven hundred (700) Shares or such other number of Shares, not to exceed 3,000 shares, as may be specified from time to time by resolution of the Board of Directors.

Section 7. Individual Accounts.

The Company shall maintain Individual Accounts for Participants as follows:

7.1. Deferred Compensation Account. The Company shall maintain a Deferred Compensation Account in the name of each Monthly Deferral Participant who elects to defer the receipt of Monthly Compensation pursuant to Section 4 hereof for a calendar year and does not elect to have the Deferred Amount for such calendar year credited in Shares pursuant to subsection 5.2 hereof. The Deferred Compensation Account shall be denominated in U.S. dollars, rounded to the nearest whole cent. For each month, Deferred Amounts allocated to a Deferred Compensation Account pursuant to subsection 5.1 hereof shall be credited to the Deferred Compensation Account as of the last Business Day of the month.

7.2. Share Account. The Company shall maintain a Share Account for each Deferred Stock Participant and for each Monthly Deferral Participant who elects to have a Deferred Amount credited in Shares pursuant to subsection 5.2 hereof. The Share Account shall be denominated in Shares and maintained in fractions rounded to three (3) decimal places. Shares allocated to each Share Account shall be hypothetical and not issued or transferred by the Company until payment is made pursuant to Section 8 hereof.

For each month, Deferred Amounts allocated to a Share Account pursuant to subsection 5.2 hereof shall be credited to the Share Account as of the last Business Day of the month. Shares and, if necessary, fractional Shares, shall be credited based upon the average of the high and low price of Shares on the New York Stock Exchange on the Valuation Date for that month.

7.3. Accrual of Company Credit. The Treasurer of the Company shall determine the annual rate of Company Credit on or before December 31 of each calendar year. This rate shall be effective for the following calendar year. The Company Credit shall accrue monthly, at one-twelfth of the applicable annual rate, on all amounts credited to a Participant's Deferred Compensation Account, including the Company Credits for prior years. The Company Credit shall not accrue on any amount distributed to a Participant (or to the Participant's Beneficiary) during the month for which the accrual is determined, except where an amount is distributed to a Beneficiary in the month of the Participant's death. The Company Credit for each year shall be credited to each Deferred Compensation Account as of December 31 of that year and shall be compounded monthly.

7.4. Cash Dividends. Cash dividends paid on Shares shall be deemed to have been paid on the Shares allocated to each Participant's Share Account as if the allocated Shares were actual Shares issued and outstanding on the Dividend Record Date. An amount equal to the amount of such dividends shall be credited in Shares to each Share Account as of the last Business Day of each month in which a Dividend Payment Date occurs, based upon the average of the high and low prices for Shares on the New York Stock Exchange on the Valuation Date for that month.

7.5. Capital Adjustments. The number of Shares referred to in Sections 1.2 and 6 hereof and the number of Shares allocated to each Share Account shall be adjusted by the Committee, as it deems appropriate in its discretion, in the event of any subdivision or combination of Shares or any stock dividend, stock split, reorganization, recapitalization, or consolidation or merger with Eli Lilly and Company as the surviving corporation, or if additional shares or new or different shares or other securities of the Company or any other issuer are distributed with respect to Shares through a spin-off or other extraordinary distribution.

7.6. Account Statements. Within a reasonable time following the end of each calendar year, the Company shall render an annual statement to each Participant. The annual statement shall report the number of Shares credited to the Participant's Share Account as of December 31 of that year and the dollar amount, if any, credited to the Participant's Deferred Compensation Account as of December 31 of that year.

Section 8. Payment Provisions.

8.1. Method of Payment. All payments to a Participant (or to a Participant's Beneficiary) with respect to the Participant's Deferred Compensation Account shall be paid in cash. Except as provided in Section 8.5, all payments to a Participant (or to a Participant's Beneficiary) with respect to the Participant's Share Account shall be paid in Shares, at which time the Shares shall be issued or transferred on the books of the Company. All Shares to be issued or transferred hereunder may be newly issued or treasury shares. Fractional Shares shall not be issued or transferred to a Participant, provided that in the case of a final payment under the Plan with respect to a Participant, any fraction remaining in the Participant's Share Account shall be rounded up to the next whole Share and that number of whole Shares shall be issued or transferred. If Shares are not traded on the New York Stock Exchange on any day on which a payment of Shares is to be made under the Plan, then that payment shall be made on the next day on which Shares are traded on the New York Stock Exchange.

8.2. Payment Options. Prior to each calendar year, or within 30 days after becoming a Participant, the Participant shall select a payment election with respect to the payment of one or both of the Participant's Individual Accounts from the following payment elections:

(i) a lump sum in January of the calendar year immediately following the calendar year in which the Participant ceases to be a Director;
(ii) a lump sum in January of the second calendar year following the calendar year in which the Participant ceases to be a Director;

(iii) annual (or, in the case of the Deferred Compensation Account only, monthly) installments over a period of two to ten years commencing in January of the calendar year following the calendar year during which the Participant ceases to be a Director; or

(iv) annual (or in the case of the Deferred Compensation Account only, monthly) installments over a period of two to ten years commencing in January of the second calendar year following the calendar year in which the Participant ceases to be a director.

If a payment option described in paragraphs (i) or (ii), above, has been elected, the amount of the lump sum with respect to the Participant's Deferred Compensation Account shall be equal to the amount credited to the Participant's Deferred Compensation Account as of the December 31 immediately preceding the date of the payment, and the amount of the lump sum with respect to the Participant's Share Account shall be equal to the number of Shares credited to the Share Account as of the December 31 immediately preceding the date of payment. If a payment option described in paragraphs (iii) or (iv), above, has been elected, the amount of each installment with respect to the Participant's Deferred Compensation Account shall be equal to the amount credited to the Participant's Deferred Compensation Account as of the last day of the month immediately preceding the date of a monthly installment payment, or the December 31 immediately preceding the date of an annual installment payment, divided by the number of installment payments that have not yet been made. The amount of each installment with respect to the Participant's Share Account shall be equal to the number of Shares credited to the Participant's Share Account as of the December 31 immediately preceding the date of an annual installment payment, divided by the number of installment payments that have not yet been made.

A Participant may elect that his or her final payment election may control over all prior payment elections. If the Participant fails to elect a payment option, the amount credited to the Participant's Individual Account shall be distributed in a lump sum in accordance with the payment option described in paragraph (i) above. At the time of any scheduled payment, if the amount credited to a Participant's Deferred Compensation Account or the value of Shares credited to a Participant's Share Account is less than $25,000, the Committee, in its sole discretion, may pay out the Account in a lump sum.

8.3. Payment Upon Death. Within a reasonable period of time following the death of a Participant, the amount credited to the Participant's Deferred Compensation Account and the Shares credited to the Participant's Share Account shall be paid by the Company in a lump sum to the Participant's Beneficiary. For purposes of this subsection 8.3, the amount credited to the Participant's Deferred Compensation Account and the number of Shares credited to the Participant's Share Account shall be determined as of the later of the date of death or the last Business Day of the month prior to the month in which the payment occurs.

A Participant may designate the Beneficiary, in writing, in a form acceptable to the Committee before the Participant's death. A Participant may revoke a prior designation of Beneficiary and may also designate a new Beneficiary without the consent of the previously designated Beneficiary, provided that such revocation and new designation (if any) are in writing, in a form acceptable to the Committee, and filed with the Committee before the Participant's death. If the Participant does not designate a Beneficiary, or if no designated Beneficiary survives the Participant, any amount not distributed to the Participant during the Participant's life shall be paid to the Participant's estate in a lump sum in accordance with this subsection 8.3.

8.4. Payment on Unforeseeable Emergency. The Committee may, in its sole discretion, direct payment to a Participant of all or of any portion of the Participant's Individual Account balance, notwithstanding an election under subsection 8.2 above, at any time that it determines that such Participant has an unforeseeable emergency, and then only to the extent reasonably necessary to meet the emergency. For purposes of this section, "unforeseeable emergency" means severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent of the Participant, loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The circumstances that will constitute an unforeseeable emergency will depend upon the facts of each case, but, in any case, payment may not be made to the extent that such hardship is, or may be, relieved --

(i) through reimbursement or compensation by insurance or otherwise;

(ii) by liquidation of the Participant's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship; or

(iii) by cessation of deferrals under the Plan.

Examples of what are not considered to be unforeseeable emergencies include the need to send a Participant's child to college or the desire to purchase a home.

8.5. Payment of Cash in Lieu of Shares. If at any time the Committee shall determine that payment of Shares to a Participant (or a Participant’s Beneficiary) or the ownership or subsequent disposition of such Shares by such Participant or Beneficiary may violate or conflict with any applicable law or regulation, the Committee may, in its discretion, pay all or a portion of the Participant’s Share Account in cash. In this case, the amount of cash shall be determined with reference to the average of the high and low trading price for Shares on the December 31 next preceding the date of payment, or if Shares are not traded on that day, the next preceding trading day.

Section 9. Ownership of Shares.

A Participant shall have no rights as a shareholder of the Company with respect to any Shares until the Shares are issued or transferred to the Participant on the books of the Company.

Section 10. Prohibition Against Transfer.

The right of a Participant to receive payments of Shares and cash under the Plan may not be transferred except by will or applicable laws of descent and distribution. A Participant may not assign, sell, pledge, or otherwise transfer Shares or cash to which he is entitled hereunder prior to transfer or payment thereof to the Participant, and any such attempted assignment, sale, pledge or transfer shall be void.

Section 11. General Provisions.

11.1. Director's Rights Unsecured. The Plan is unfunded. The right of any Participant to receive payments of cash or Shares under the provisions of the Plan shall be an unsecured claim against the general assets of the Company.

11.2. Administration. Except as otherwise provided in the Plan, the Plan shall be administered by the Committee, which shall have the final authority to adopt rules and regulations for carrying out the Plan, and to interpret, construe, and implement the provisions of the Plan.

11.3. Legal Opinions. The Committee may consult with legal counsel, who may be counsel for the Company or other counsel, with respect to its obligations and duties under the Plan, or with respect to any action, proceeding, or any questions of law, and shall not be liable with respect to any action taken, or omitted, by it in good faith pursuant to the advice of such counsel.

11.4. Liability. Any decision made or action taken by the Board of Directors, the Committee, or any employee of the Company or any of its subsidiaries, arising out of or in connection with the construction, administration, interpretation, or effect of the Plan, shall be absolutely discretionary, and shall be conclusive and binding on all parties. Neither the Committee nor a member of the Board of Directors and no employee of the Company or any of its subsidiaries shall be liable for any act or action hereunder, whether of omission or commission, by any other member or employee or by any agent to whom duties in connection with the administration of the Plan have been delegated or, except in circumstances involving bad faith, for anything done or omitted to be done.

11.5. Withholding. The Company shall have the right to deduct from all payments hereunder any taxes required by law to be withheld from such payments. The recipients of such payments shall bear all taxes on amounts paid under the Plan to the extent that no taxes are withheld thereon, irrespective of whether withholding is required.

11.6. Legal Holidays. If any day on which action under the Plan must be taken falls on a Saturday, Sunday, or legal holiday, such action may be taken on the next succeeding day that is not a Saturday, Sunday, or legal holiday; provided, that this subsection 11.8 shall not permit any action that must be taken in one calendar year to be taken in any subsequent calendar year.

11.7. Participant Who Becomes Employee. If a Participant becomes an employee of the Company but remains a Director, he or she will no longer be entitled to new deferrals under the Plan as a Deferred Stock Participant or Monthly Deferral Participant. However, the individual’s Account balances will continue to be administered under the Plan (including eligibility for the Company Credit and Cash Dividends under Sections 7.3 and 7.4) until they are paid out in accordance with Section 8.

Section 12. Term, Amendment, Suspension, and Termination.

The Plan shall remain in effect until terminated by the Board of Directors. The Board of Directors shall have the right at any time, and from time to time, to amend, suspend, or terminate the Plan, subject to the following:

(i) no amendment or termination shall reduce the number of Shares or the cash balance in an Individual Account;

(ii) the number of Shares allocated annually pursuant to Section 6 hereof may not be changed more frequently than every calendar year; and

(iii) to the extent required by New York Stock Exchange listing rules or applicable law, material amendments shall be submitted to the Company’s shareholders for approval.

Section 13. Applicable Law.

The Plan shall be governed by, and construed in accordance with, the laws of the State of Indiana, except to the extent that such laws are preempted by Federal law.

Section 14. Effective Date.

The effective date of this Plan is January 1, 1996. Nothing herein shall invalidate or adversely affect any previous election, designation, deferral, or accrual in accordance with the terms of The Lilly Directors' Deferred Compensation Plan or The Lilly Non-Employee Directors' Deferred Stock Plan that were in effect prior to the effective date of this Plan.